EXHIBIT 99.1

Contacts:

Jennifer Graham	Tom Neumayr	Kevin McCarty
Vice President	Senior Manager	Senior Director
Marketing Communications	Marketing Communications	Investor Relations
650-701-6295	650-701-4065	650-701-5300
jgraham@liberate.com	tneumayr@liberate.com	kmccarty@liberate.com

LIBERATE UPDATES STATUS OF NASDAQ LISTING

San Carlos, Calif., January 16, 2003—Liberate Technologies today announced that it had received notice from The Nasdaq Stock Market (“Nasdaq”) that its stock would be delisted from the Nasdaq National Market effective Friday, January 17, 2003.

On October 22, 2002, Liberate announced that it had received a Nasdaq Staff Determination stating it was not in compliance with the timely periodic reporting requirements for continued listing and that its securities were subject to delisting from the Nasdaq National Market.  Liberate also announced that it had requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.

Liberate received the Panel’s determination granting it an extension until January 14, 2003 to bring its filings into compliance.  Following the receipt of that determination, Liberate filed a request for a further extension of time.  On January 15, 2003, the Panel denied Liberate’s request and stated that Liberate’s stock would be delisted as of the opening of the market on January 17, 2003.

Liberate intends to appeal the Panel’s decision to the Nasdaq Listing and Hearing Review Council, but this appeal will not stay delisting and Liberate cannot predict whether or not the Listing Council will modify or reverse the Panel’s decision.

Following delisting, Liberate’s common stock will not be eligible to trade on the OTC Bulletin Board until Liberate becomes current in all of its periodic reporting requirements pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended and a market maker thereafter makes an application to register in and quote the Liberate common stock in accordance with applicable SEC requirements.

Liberate’s Audit Committee continues to work diligently with its outside advisors and Liberate management in order to conclude its review of accounting matters and permit Liberate to file updated financial statements.

Note Regarding Forward-Looking Statements:  This press release contains a forward-looking statement about Liberate’s intent to appeal the Panel’s delisting decision to the Nasdaq Listing and Hearing Review Council (the “Council”), which involves risks and uncertainties.  The Council may deny Liberate’s appeal of the Panel’s decision to delist Liberate’s common stock.  Independent of the Council’s decision, Liberate may not be able to satisfy the requirements for relisting on Nasdaq and may not become eligible to trade on the OTC Bulletin Board.  The delisting of Liberate’s stock may have a material adverse effect on its business and operations, and is expected to have a material adverse effect on Liberate’s stock price and trading volume.

About Liberate Technologies

Liberate Technologies is a leading provider of digital infrastructure software and services for cable, satellite, and telecommunications networks.  Liberate’s open-platform software for Digital Services Automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks.  Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications.  Liberate can be found on the World Wide Web at http://www.liberate.com.

Liberate and the Liberate design are registered trademarks of Liberate Technologies.  Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.

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